Exhibit 99.1

Old Point Releases Fourth Quarter and Full Year 2020 Results

Hampton, VA, January 27, 2021 (PRNewswire) – Old Point Financial Corporation (the Company or Old Point) (NASDAQ "OPOF") reported net income of $545 thousand and earnings per diluted common share of $0.10 for the quarter ended December 31, 2020, as compared to net income of $2.0 million or $0.38 earnings per diluted common share for the fourth quarter of 2019. Net income for the years ended December 31, 2020 and 2019 was $5.4 million, or $1.03 earnings per diluted common share, and $7.9 million, or $1.51 earnings per diluted common share, respectively.

Robert Shuford, Jr., Chairman, President, and CEO of the Company and Old Point National Bank (the Bank) said, “Old Point has made steady progress in the midst of the ongoing pandemic because of the commitment and dedication of our employees to our customers and community. Our balance sheet remained strong at the end of 2020 through continued improvement in asset quality and maintaining levels of liquidity sufficient for strategic asset and liability re-positioning. As we look forward in 2021, the Company remains committed to top line revenue generation combined with expense management and process efficiency development.

Throughout the banking industry, the transition towards greater utilization of bank technologies has been underway for quite some time, but the COVID-19 pandemic has accelerated that shift for both consumer and commercial customers. Old Point was well positioned for this shift through progressive execution of our transformational digital and technological strategies. We will continue evaluation of our delivery channels, shifting our focus and resources as needed while still providing the personalized community banking experience our customers expect.”

During the fourth quarter of 2020, Old Point recognized one-time pre-tax expenses of $1.1 million associated with three strategic initiatives:

•
prepayment of Federal Home Loan Bank (FHLB) advances of $38.5 million resulted in $490 thousand of prepayment expense during the fourth quarter of 2020. The prepayment of the FHLB advances will reduce future interest expense by approximately $560 thousand.

•
a voluntary Early Retirement Incentive Plan (ERIP) was offered in the fourth quarter of 2020, resulting in accrued severance expenses of $553 thousand during the fourth quarter of 2020. A significant portion of the expected annual salary cost savings of $864 thousand is projected to be redeployed to hire additional sales and relationship officers as well as to fund technology enhancements designed to improve process efficiencies. The ERIP was planned in conjunction with Old Point’s branch optimization described below and as part of a workforce analysis initiative.

•
the sale of a loan pool effectively removed $1.1 million of non- or under-performing credit relationships from the balance sheet and resulted in a loss of $99 thousand during the fourth quarter of 2020.

A fourth strategic initiative is branch network optimization as part of Old Point’s efforts to accommodate changing customer behaviors and improve operating efficiencies. Old Point fully executed the previously disclosed planned closure of two branch locations as of year-end 2020, effectively reducing Old Point’s brick and mortar branch facilities by 11%. During 2021, the Company plans to continue to evaluate its branch network by utilizing retail branch performance and resource allocation analytics.

Excluding the impact of one-time expenses associated with the FHLB advance repayment, the ERIP, and the loan pool sale, adjusted net income for the fourth quarter of 2020 was $1.4 million, or $0.28 per diluted common share, compared to $2.0 million, or $0.38 per diluted common share for the fourth quarter of 2019. Adjusted net income for the year ended December 31, 2020 was $6.3 million, or $1.21 per diluted common share, compared to $7.9 million, or $1.51 per diluted common share, for the year ended December 31, 2019. For more information about these financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Non-GAAP- Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Highlights of the quarter are as follows:

•	Total assets were $1.2 billion at December 31, 2020, growing $171.7 million or 16.3% from December 31, 2019.

•	Net loans grew $88.6 million from December 31, 2019 to December 31, 2020. Net loan growth included Paycheck Protection Program (PPP) loans of $86.0 million as of December 31, 2020.

•	Deposits grew $177.7 million to $1.1 billion at December 31, 2020 from December 31, 2019.

•
Non-performing assets (NPAs) improved to $2.0 million at December 31, 2020 decreasing from $5.7 million and $7.1 million as of September 30, 2020 and December 31, 2019, respectively. NPAs as a percentage of total assets continued to improve to 0.16% at December 31, 2020, which compared to 0.45% at September 30, 2020 and 0.68% at December 31, 2019.

•	Net interest income improved to $9.4 million for the fourth quarter of 2020, compared to $8.5 million for the third quarter of 2020 and $8.4 million for the fourth quarter of 2019.

•	Noninterest income was $3.8 million for the fourth quarter of 2020, compared to $3.7 million for the third quarter of 2020 and $3.4 million for the fourth quarter of 2019.

Net Interest Income
Net interest income for the fourth quarter of 2020 was $9.4 million, an increase of $890 thousand, or 10.5%, from the prior quarter and $981 thousand, or 11.7%, from the fourth quarter of 2019. Net interest income increased $898 thousand, or 2.7%, to $34.7 million from $33.8 million for the years ended December 31, 2020 and 2019, respectively. The movements quarter-over-quarter and year-over-year were due to significant growth in average earning asset balances at lower average earning yields offset by higher average interest bearing liabilities balances at lower interest bearing costs. Quarter-over-quarter movements were also positively impacted by accelerated recognition of deferred fees and costs related to the early stages of PPP forgiveness.

The net interest margin for the fourth quarter of 2020 was 3.16%, an increase from 2.91% for the linked quarter and a decrease from 3.49% for the prior year quarter. On a fully tax-equivalent basis (FTE), the net interest margin increased to 3.18% for the fourth quarter of 2020 up from 2.92% in the third quarter of 2020 and down from 3.51% for the fourth quarter of 2019. The net interest margin and net interest margin (FTE) for the year ended December 31, 2020 was 3.18% and 3.19%, compressing from 3.58% and 3.61%, respectively, for the comparative 2019 period.  The low interest rate environment, high levels of liquidity invested at lower yielding short-term levels, and PPP participation continue to impact and challenge the net interest margin.  While accretive to net interest income, PPP loans, which have a fixed interest rate of 1%, compressed the net interest margin. Related loan fees and costs are deferred at time of loan origination and amortized into interest income over the remaining lives of the loans, which for the majority of PPP loans was 24 months at origination. Recognition of these deferred fees and costs will be accelerated upon forgiveness or repayment of the PPP loans. For more information about these FTE financial measures, please see “Non-GAAP- Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Asset Quality
NPAs totaled $2.0 million as of December 31, 2020, down from $5.7 million as of September 30, 2020 and $7.1 million at December 31, 2019. NPAs as a percentage of total assets improved to 0.16%, compared to 0.45% at September 30, 2020 and 0.68% at December 31, 2019. Non-accrual loans were $1.2 million, improving from $4.6 million at September 30, 2020 and $6.0 million at December 31, 2019. Loans past due 90 days or more and still accruing interest decreased $133 thousand to $744 thousand at December 31, 2020 from $877 million at September 30, 2020 and by $347 thousand from $1.1 million at December 31, 2019. Of the loans past due 90 days or more at December 31, 2020, approximately $547 thousand were government-guaranteed student loans.

The Company recognized a provision for loan losses of $100 thousand during the fourth quarter of 2020, $300 thousand during the third quarter of 2020 and recaptured a provision for loan losses of $695 thousand during the fourth quarter of 2019. The allowance for loan and lease losses (ALLL) was $9.5 million at December 31, 2020 compared to $9.9 million at September 30, 2020 and $9.7 million at December 31, 2019. The ALLL as a percentage of loans held for investment was 1.14% at December 31, 2020 and September 30, 2020 compared to 1.29% at December 31, 2019. The decrease in the ALLL as a percentage of loans held for investment at December 31, 2020 compared to the same quarter last year was directly attributable to PPP loan originations, creating a 0.13% compression. Excluding PPP loans, the ALLL as a percentage of loans held for investment was 1.27% at December 31, 2020. Historical annualized net charge offs as a percentage of average loans outstanding increased to 0.22% for the fourth quarter of 2020, driven primarily by a single credit relationship, compared to 0.04% for the third quarter of 2020 and 0.10% in the fourth quarter of 2019. NPA levels and year-over-year quantitative historical loss rates continue to demonstrate improvement but are balanced by increased qualitative factors related to economic uncertainty stemming from the COVID-19 pandemic as well as a changing political landscape. As the economic impact of the COVID-19 pandemic continues to evolve, elevated levels of risk within the loan portfolio may require additional increases in the allowance for loan losses. For more information about these financial measures, which are not calculated in accordance with GAAP, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

On March 22, 2020 and subsequently revised on April 7, 2020, the five federal bank regulatory agencies issued joint guidance encouraging action with respect to loan modifications for borrowers affected by COVID-19. The guidance assured prudent loan modifications would not receive supervisory criticism or be required by examiners to automatically categorize COVID-19 related loan modifications as TDRs, provided the modification was short-term and made on good faith basis to borrowers who were not more than thirty days past due on contractual payments. As of December 31, 2020, the Company had loan modifications on $7.4 million, or 0.88% of gross loans, down slightly from $7.5 million, or 0.86%, of gross loans as of September 30, 2020. Of the loans still under modifications at December 31, 2020, $2.3 million were under initial modification with the remaining $5.1 million under a subsequent modification. Initial and subsequent modifications consisted primarily of 60- or 90-day principal and interest payment deferral periods.

Noninterest Income
Total noninterest income for the fourth quarter was $3.8 million, an increase of $148 thousand from the previous quarter and $454 thousand from the fourth quarter of 2019. Increases in mortgage banking income and gains on sale of available for sale securities over the preceding quarter were partially offset by a decrease in other service charges, commissions and fees. Compared to the prior year quarter, increases in mortgage banking income were offset by decreases in service charges on deposit accounts.  The decrease in service charges on deposit accounts was primarily impacted by lower nonsufficient funds, or NSF, fees which historically trend downward during periods of economic uncertainty and lower service charges due to higher deposit balances.  Total noninterest income for the year ended December 31, 2020 increased $621 thousand, or 4.4%, to $14.7 million over the comparative 2019 period and is primarily related to gains on sale of fixed assets and increased mortgage banking income partially offset by decreased service charges on deposit accounts. Increasing revenue generation in noninterest income products and services combined with the disposition of non-earning assets will continue to be a focus of the Company in 2021.

Noninterest Expense
Noninterest expense totaled $12.6 million for the fourth quarter of 2020, an increase of $1.9 million from the third quarter of 2020 and $2.5 million from the fourth quarter of 2019. The linked quarter increase is primarily related to salaries and employee benefits, professional services, ATM and other losses, and losses recognized on the FHLB prepayment and sale of loans. The increase in salaries and employee benefits is primarily related to ERIP severance costs of $553 thousand.  The increase in ATM and other losses is driven by impairment of certain low-income housing equity investments of $506 thousand. Noninterest expense for the years ended December 31, 2020 and 2019 were $42.5 million and $38.6 million, respectively. Year-over-year increases were primarily related to salaries and employee benefits, data processing, ATM and other losses, loss on FHLB prepayment, and other operating expenses partially offset by decreases in occupancy and equipment, customer development, professional services, and employee professional development. The year-over-year increase in salaries and employee benefits is primarily attributable to (i) the full-year effect of the addition of highly skilled bankers to the team in 2019; (ii) increased commission expense related to higher mortgage loan originations during 2020; (iii) ERIP severance costs; and (iv) increased overtime related to the COVID-19 pandemic, which were partially offset by the deferral of costs related to PPP loan origination. In 2020, the Company effectively completed outsourcing of the Bank’s core application, outsourcing of item processing, migration of our digital platform to a new vendor, and implementation of an automated solution for PPP.  Implementation of bank-wide technology and efficiency initiatives is expected to flow through 2021 with the full roll-out of a new loan origination system, upgrades to critical infrastructure software related to imaging, and implementations of a new data analytics solution, deposit origination platform, and teller systems. These initiatives have driven period over period increases in data processing costs during the implementation and transition time frames as our operational structure pivoted from in-house to outsourced environments and shifted costs previously included in occupancy and equipment expense. Leveraging our digital and technological strategies to gain efficiencies continues to be a focus as well as noninterest expense control. The first step of a branch realignment roadmap was completed at year-end 2020 with the closure of two branches, effectively reducing our brick and mortar branch locations by 11%.

Balance Sheet Review
Total assets as of December 31, 2020 were $1.2 billion compared to $1.1 billion at December 31, 2019. Net loans held for investment increased $88.6 million, or 12.0% from December 31, 2019 to $826.8 million at December 31, 2020. Net loan growth of $86.0 million was attributed to PPP loans with the remaining $2.6 million in the real estate secured portfolio segments partially offset by pay-downs in the indirect automobile segment. Securities available for sale, at fair value, increased $40.7 million from December 31, 2019 to $186.4 million at December 31, 2020, utilizing additional liquidity provided by growth in deposit accounts.

Total deposits as of December 31, 2020 increased $177.7 million, or 20.0%, to $1.1 billion from December 31, 2019. Noninterest-bearing deposits increased $98.0 million, or 37.3%, savings deposits increased $113.9 million, or 28.6%, and time deposits decreased $34.2 million, or 15.0%. The impact of government stimulus, PPP loan related deposits, and higher levels of consumer savings were primary drivers of the increase on total deposits.  Deposit growth continued to shift year-over-year resulting from strategies for expanding low cost deposits and re-pricing to reduce interest expense.

The Company utilized the Paycheck Protection Program Lending Facility initiated by the Federal Reserve Bank to partially fund PPP loan originations, borrowing $28.6 million as of December 31, 2020.  The Company also utilizes FHLB advances as a source of liquidity as needed. In December 2020, FHLB advances of $38.5 million were prepaid, effectively reducing future interest expense by $560 thousand.

The Company’s total stockholders’ equity at December 31, 2020 increased $7.4 million or 6.7% from December 31, 2019 to $117.1 million. The Bank remains well capitalized with a Tier 1 Capital ratio of 11.69% at December 31, 2020 as compared to 11.72% at December 31, 2019. The Bank’s leverage ratio was 8.56% at December 31, 2020 as compared to 9.72% at December 31, 2019 and was primarily impacted by balance sheet growth from PPP loans and cash and cash equivalents.

Non-GAAP Financial Measures
In reporting the results of the quarter ended December 31, 2020, the Company has provided supplemental financial measures on a tax-equivalent or an adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and enhance comparability of results of operations with prior periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.  A reconciliation of the non-GAAP financial measures used the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotations, which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Forward-looking statements in this release may include, without limitation: statements regarding strategic business initiatives, including digital and technological strategies and branch realignment initiatives, and the future financial impact of those initiatives; future financial performance; performance of the investment and loan portfolios, including performance of the consumer auto loan portfolio and the purchased student loan portfolio; impacts of the COVID-19 pandemic and the ability of the Company to manage those impacts; the impact of changes in the political landscape; planned branch closures; the effects of diversifying the loan portfolio; management's efforts to reposition the balance sheet and manage asset quality; revenue generation, efficiency initiatives and expense controls; deposit growth; levels and sources of liquidity; use of proceeds from the sale of securities; future levels of charge-offs or net recoveries; the impact of changes in NPAs on future earnings; write-downs and expected sales of other real estate owned; and changes in interest rates.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates and yields; general economic and business conditions, including unemployment levels and slowdowns in economic growth, especially related to further and sustained economic impacts of the COVID-19 pandemic; the effect of steps the Company takes in response to the pandemic, the severity and duration of the pandemic, the speed and efficacy of vaccine and treatment developments, the impact of loosening of governmental restrictions, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, the effects of the COVID-19 pandemic on, among other things, the Company’s operations, liquidity, and credit quality and potential claims, damages and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in the administration of programs related to the COVID-19 pandemic (including, among other things, the Coronavirus Aid, Relief, and Economic Security, or CARES, Act, as amended by the Consolidated Appropriations Act, 2021); demand for loan products; future levels of government defense spending, particularly in the Company’s service area; uncertainty over future federal spending or budget priorities of the current administration, particularly in connection with the Department of Defense, on the Company’s service area; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the current administration; the quality or composition of the loan or securities portfolios; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. Government's guarantee of repayment of student or small business loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or other service providers; cyber threats, attacks and events; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; accounting principles, policies and guidelines; changes in management; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020 and September 30, 2020. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank, a locally owned and managed community bank, and Old Point Trust & Financial Services, N.A., a wealth management services provider, serving the Hampton Roads, Virginia region. Web: www.oldpoint.com. For more information, contact Elizabeth Beale, Chief Financial Officer/Senior Vice President of Old Point Financial Corporation at 757-325-8123, or Laura Wright, Vice President/Marketing Director, Old Point National Bank at 757-728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	December 31,
(dollars in thousands, except share data)	2020	2019
	(unaudited)
Assets

Cash and due from banks	$21,799	$37,280
Interest-bearing due from banks	98,633	48,610
Federal funds sold	5	3,975
Cash and cash equivalents	120,437	89,865
Securities available-for-sale, at fair value	186,409	145,715
Restricted securities, at cost	1,367	2,926
Loans held for sale	14,413	590
Loans, net	826,759	738,205
Premises and equipment, net	33,613	35,312
Premises and equipment, held for sale	-	907
Bank-owned life insurance	28,386	27,547
Goodwill	1,650	1,650
Core deposit intangible, net	319	363
Other assets	12,838	11,408
Total assets	$1,226,191	$1,054,488

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$360,602	$262,558
Savings deposits	512,936	399,020
Time deposits	193,698	227,918
Total deposits	1,067,236	889,496
Overnight repurchase agreements	6,619	11,452
Federal Home Loan Bank advances	-	37,000
Federal Reserve Bank borrowings	28,550	-
Other borrowings	1,350	1,950
Accrued expenses and other liabilities	5,291	4,834
Total liabilities	1,109,046	944,732

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,224,019 and 5,200,038 shares outstanding (includes 29,576 and 19,933 of nonvested restricted stock, respectively)	25,972	25,901
Additional paid-in capital	21,245	20,959
Retained earnings	65,859	62,975
Accumulated other comprehensive income (loss), net	4,069	(79)
Total stockholders' equity	117,145	109,756
Total liabilities and stockholders' equity	$1,226,191	$1,054,488

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)	Three Months Ended			Years Ended
(dollars in thousands, except per share data)	Dec. 31, 2020	Sep. 30, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019

Interest and Dividend Income:
Loans, including fees	$9,473	$8,788	$8,809	$36,012	$35,718
Due from banks	43	41	264	267	689
Federal funds sold	-	-	8	12	31
Securities:
Taxable	772	720	789	3,068	2,827
Tax-exempt	152	141	109	516	755
Dividends and interest on all other securities	(2)	47	45	134	221
Total interest and dividend income	10,438	9,737	10,024	40,009	40,241

Interest Expense:
Checking and savings deposits	204	238	319	1,080	1,136
Time deposits	691	791	1,016	3,337	3,845
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	44	69	27	150	132
Federal Home Loan Bank advances	141	171	285	725	1,309
Total interest expense	1,080	1,269	1,647	5,292	6,422
Net interest income	9,358	8,468	8,377	34,717	33,819
Provision for (recovery of) loan losses	100	300	(695)	1,000	318
Net interest income after provision for loan losses	9,258	8,168	9,072	33,717	33,501

Noninterest Income:
Fiduciary and asset management fees	996	955	1,013	3,877	3,850
Service charges on deposit accounts	696	666	1,003	2,872	4,085
Other service charges, commissions and fees	984	1,121	927	4,028	3,925
Bank-owned life insurance income	209	207	192	839	784
Mortgage banking income	761	640	163	1,781	884
Gain on sale of available-for-sale securities, net	79	1	2	264	314
Gain on sale of fixed assets	-	-	-	818	-
Other operating income	80	67	51	219	235
Total noninterest income	3,805	3,657	3,351	14,698	14,077

Noninterest Expense:
Salaries and employee benefits	7,394	6,660	6,407	25,512	24,024
Occupancy and equipment	1,165	1,233	1,346	4,852	5,628
Data processing	909	946	555	3,478	1,798
Customer development	114	82	102	381	552
Professional services	664	467	585	2,196	2,311
Employee professional development	145	200	194	658	791
Other taxes	191	162	147	661	592
ATM and other losses	638	75	119	871	291
Loss on extinguishment of borrowings	490	-	-	490	-
(Gain) on other real estate owned	(40)	(22)	-	(62)	(2)
Loss on sale of loans	99	-	-	99	-
Other operating expenses	838	861	688	3,369	2,653
Total noninterest expense	12,607	10,664	10,143	42,505	38,638
Income before income taxes	456	1,161	2,280	5,910	8,940
Income tax (benefit) expense	(89)	61	305	521	1,080
Net income	$545	$1,100	$1,975	$5,389	$7,860

Basic Earnings per Share:
Weighted average shares outstanding	5,222,953	5,221,476	5,199,481	5,216,237	5,196,812
Net income per share of common stock	$0.10	$0.21	$0.38	$1.03	$1.51

Diluted Earnings per Share:
Weighted average shares outstanding	5,222,953	5,221,601	5,199,494	5,216,441	5,196,853
Net income per share of common stock	$0.10	$0.21	$0.38	$1.03	$1.51

Cash Dividends Declared per Share:	$0.12	$0.12	$0.12	$0.48	$0.48

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarters ended December 31,
(unaudited)	2020			2019
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$878,688	$9,485	4.29%	$741,663	$8,821	4.72%
Investment securities:
Taxable	154,810	772	1.98%	129,949	789	2.41%
Tax-exempt*	23,138	194	3.33%	14,844	137	3.66%
Total investment securities	177,948	966	2.16%	144,793	926	2.54%
Interest-bearing due from banks	119,100	43	0.14%	60,071	264	1.74%
Federal funds sold	5	-	0.03%	2,215	10	1.54%
Other investments	2,838	(2)	-0.20%	3,134	45	5.80%
Total earning assets	1,178,579	$10,492	3.54%	951,876	$10,066	4.20%
Allowance for loan losses	(9,890)			(10,499)
Other non-earning assets	96,805			109,932
Total assets	$1,265,494			$1,051,309

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$62,855	$3	0.02%	$37,783	$3	0.03%
Money market deposit accounts	327,740	190	0.23%	267,733	296	0.44%
Savings accounts	104,617	11	0.04%	85,289	22	0.10%
Time deposits	198,331	691	1.39%	229,572	1,016	1.76%
Total time and savings deposits	693,543	895	0.51%	620,377	1,337	0.85%
Federal funds purchased, repurchase agreements and other borrowings	43,916	44	0.40%	18,873	27	0.57%
Federal Home Loan Bank advances	34,609	141	1.62%	41,891	284	2.69%
Total interest-bearing liabilities	772,068	1,080	0.56%	681,141	1,648	0.96%
Demand deposits	371,448			256,186
Other liabilities	4,246			3,779
Stockholders' equity	117,732			110,203
Total liabilities and stockholders' equity	$1,265,494			$1,051,309
Net interest margin*		$9,412	3.18%		$8,418	3.51%

*Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $54 thousand and $41 thousand for December 31, 2020 and 2019, respectively.
**Annualized

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the years ended December 31,
(unaudited)	2020			2019
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
ASSETS
Loans*	$834,247	$36,061	4.32%	$757,677	$35,771	4.72%
Investment securities:
Taxable	145,029	3,068	2.12%	116,930	2,827	2.42%
Tax-exempt*	18,270	654	3.58%	29,425	955	3.25%
Total investment securities	163,299	3,722	2.28%	146,355	3,782	2.58%
Interest-bearing due from banks	91,160	267	0.29%	34,592	689	1.99%
Federal funds sold	841	12	1.45%	1,546	31	2.01%
Other investments	3,020	134	4.43%	3,484	221	6.36%
Total earning assets	1,092,567	$40,196	3.68%	943,654	$40,494	4.29%
Allowance for loan losses	(9,723)			(10,562)
Other nonearning assets	104,414			105,422
Total assets	$1,187,258			$1,038,514

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$55,667	$12	0.02%	$32,603	$11	0.03%
Money market deposit accounts	307,190	1,012	0.33%	257,884	1,037	0.40%
Savings accounts	96,149	56	0.06%	86,787	88	0.10%
Time deposits	209,727	3,337	1.59%	231,774	3,845	1.66%
Total time and savings deposits	668,733	4,417	0.66%	609,048	4,981	0.82%
Federal funds purchased, repurchase agreements and other borrowings	33,846	150	0.44%	22,302	132	0.59%
Federal Home Loan Bank advances	38,942	725	1.86%	50,397	1,309	2.60%
Total interest-bearing liabilities	741,521	5,292	0.71%	681,747	6,422	0.94%
Demand deposits	325,596			245,518
Other liabilities	5,055			3,947
Stockholders' equity	115,086			107,302
Total liabilities and stockholders' equity	$1,187,258			$1,038,514
Net interest margin*		$34,904	3.19%		$34,072	3.61%

*Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $187 thousand and $253 thousand for December 31, 2020 and 2019, respectively.

Old Point Financial Corporation and Subsidiaries	As of or for the quarters ended,
Selected Ratios (unaudited)	December 31,	September 30,	December 31,
(dollars in thousands, except per share data)	2020	2020	2019

Earnings per common share, diluted	$0.10	$0.21	$0.38
Book value per share	22.42	22.38	21.11
Tangible Book Value per share	22.05	22.00	20.72
Return on average assets (ROA)	0.17%	0.35%	0.75%
Return on average equity (ROE)	1.84%	3.73%	7.11%
Net Interest Margin (FTE)	3.18%	2.92%	3.51%
Non-performing assets (NPAs) / total assets	0.16%	0.45%	0.68%
Annualized Net Charge Offs / average total loans	0.22%	0.04%	0.14%
Allowance for loan and lease losses / total loans	1.14%	1.14%	1.29%
Efficiency ratio (FTE)	95.40%	87.59%	86.18%

Non-Performing Assets (NPAs)
Nonaccrual loans	$1,214	$4,558	$6,037
Loans > 90 days past due, but still accruing interest	744	877	1,091
Other real estate owned	-	236	-
Total non-performing assets	$1,958	$5,671	$7,128

Other Selected Numbers
Loans, net	$826,759	$861,970	$738,205
Deposits	1,067,236	1,051,063	889,496
Stockholders' equity	117,145	116,875	109,756
Total assets	1,226,191	1,256,093	1,054,488
Loans charged off during the quarter, net of recoveries	479	81	257
Quarterly average loans	878,688	873,772	741,663
Quarterly average assets	1,265,494	1,250,503	1,051,309
Quarterly average earning assets	1,178,579	1,159,258	951,876
Quarterly average deposits	1,064,991	1,035,990	876,563
Quarterly average equity	117,732	117,187	110,203

Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(dollar in thousands, except per share data)	Three Months Ended			Years Ended
	Dec. 31, 2020	Sep. 30, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019

Adjusted Net Income and Earnings Per Share
Net income (GAAP)	$545	$1,100	$1,975	$5,389	$7,860
Plus: FHLB prepayment expense (after tax)	387	-	-	387	-
ERIP-related serverance costs (after tax)	437	-	-	437	-
Loss on sale of loans (after tax)	78	-	-	78	-
Adjusted Net Income (non-GAAP)	$1,447	$1,100	$1,975	$6,291	$7,860

Weighted average shares - diluted	5,222,953	5,221,601	5,199,494	5,216,441	5,196,853
Earnings per share - diluted, as reported	$0.10	$0.21	$0.38	$1.03	$1.51
Adjusted earnings per share - diluted	$0.28	$0.21	$0.38	$1.21	$1.51

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$9,358	$8,468	$8,377	$34,717	$33,819
FTE adjustment	54	49	41	187	253
Net interest income (FTE) (non-GAAP)	$9,412	$8,517	$8,418	$34,904	$34,072
Noninterest income (GAAP)	3,805	3,657	3,351	14,698	14,077
Total revenue (FTE) (non-GAAP)	$13,217	$12,174	$11,769	$49,602	$48,149
Noninterest expense (GAAP)	12,607	10,664	10,143	42,505	38,638

Average earning assets	$1,178,579	$1,159,258	$951,876	$1,092,567	$943,654
Net interest margin	3.16%	2.91%	3.49%	3.18%	3.58%
Net interest margin (FTE)	3.18%	2.92%	3.51%	3.19%	3.61%

Efficiency ratio	95.78%	87.95%	86.49%	86.02%	80.67%
Efficiency ratio (FTE)	95.40%	87.59%	86.18%	85.69%	80.25%

Tangible Book Value Per Share
Total Stockholders Equity (GAAP)	$117,145	$116,875	$109,756
Less goodwill	1,650	1,650	1,650
Less core deposit intangible	319	330	363
Tangible Stockholders Equity (non-GAAP)	$115,176	$114,895	$107,743

Shares issued and outstanding	5,224,019	5,222,385	5,200,038

Book value per share	$22.42	$22.38	$21.11
Tangible book value per share	$22.05	$22.00	$20.72

ALLL as a Percentage of Loans Held for Investment
Loans held for investment (net of deferred fees and costs) (GAAP)	$836,300	$871,890	$747,865
Less PPP originations	85,983	102,489	-
Loans held for investment, (net of deferred fees and costs), excluding PPP (non-GAAP)	$750,317	$769,401	$747,865

ALLL	$9,541	$9,920	$9,660

ALLL as a Percentage of Loans Held for Investment	1.14%	1.14%	1.29%
ALLL as a Percentage of Loans Held for Investment, net of PPP originations	1.27%	1.29%	1.29%